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                                                         [HONEYWELL LETTERHEAD]


NEWS RELEASE


Contacts:
Media                                           Investor Relations
Robert C. Ferris                                Nicholas Noviello
973-455-3388                                    973-455-2222
rob.ferris@honeywell.com                        nicholas.noviello@honeywell.com



                             HONEYWELL'S RESPONSE TO
                       UNITED STATES COURT OF APPEALS FOR
                           THE THIRD CIRCUIT DECISION:
                 INTERFAITH COMMUNITY ORGANIZATION v. HONEYWELL

         MORRIS TOWNSHIP, NJ, February 18, 2005 -- Honeywell (NYSE: HON) today issued the following statement in response to the denial by the United States Court of Appeals for the Third Circuit of Honeywell's appeal in the matter:
Interfaith Community Organization et al. v. Honeywell International, Inc. et al.

         "In May 2003, the United States District Court for the District of New Jersey ordered the excavation of approximately one million tons of chromium residue at a predecessor company site in Jersey City, New Jersey.

         "The company appealed the court's decision because it believes that capping the site is a better long-term environmental solution that will allow for productive redevelopment sooner than the court-ordered excavation.

         "While Honeywell disagrees with today's decision, the company will take a before tax charge of $278 million in the fourth quarter of 2004, reflecting the anticipated incremental costs associated with implementing the district court's order. Estimated complete implementation of the excavation remedy will take about five years. The charge will reduce the company's reported 2004 earnings per share from the previously announced $1.68 per share to $1.49 per share.

         "The company is maintaining its previously announced guidance for 2005 EPS of $1.95 - $2.05 and cash flow from operations of $2.4 - $2.5 billion (free cash flow of $1.6 - $1.7 billion). Given the expected five-year implementation, the incremental cash costs of the remedy will not significantly affect previous guidance regarding total future cash commitments for pension, environmental, asbestos, and repositioning expenditures."


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         Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell's shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit WWW.HONEYWELL.COM

          The free cash flow estimate referenced above is derived from estimated cash flow from operations less estimated capital expenditures.


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   This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities
                                  Exchange Act.
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